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Media Contacts:
Jerry Cosley, UtiliCorp - 816-467-3677
Mike Geczi, Ogilvy Adams & Rinehart - 212-880-5357


                   UTILICORP REMAINS COMMITTED TO KCPL MERGER

     KANSAS CITY, MO, April 17, 1996 -- In response to news media inquiries, UtiliCorp United Chairman and Chief Executive Officer Richard C. Green, Jr. today said the company remains committed to the proposed merger with Kansas City Power & Light Company.

     "We continue to believe that the growth focus of our combination represents superior potential to build long-term value for KCPL and UtiliCorp shareholders, customers, employees and the communities they serve," Green said.

     UtiliCorp and KCPL in January announced a joint agreement to merge, forming a diversified and growth-oriented energy company with assets of $6.8 billion when the process is completed early next year.

     Kansas City Power & Light Company (NYSE:KLT) provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and Western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.

     UtiliCorp United (NYSE:UCU) is an international electric and gas company with energy customers and operations across the U.S. and in Canada, Great Britain, New Zealand, Australia and Jamaica. In 1995 it launched EnergyOne -SM-, the first nationally branded line of products and services for electric and gas utility customers. UtiliCorp has grown rapidly over the past decade through utility mergers and acquisitions and by starting non-regulated energy-related businesses.


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Investor Contacts:
Dale Wolf - (816) 467-3536
Ellen Fairchild - (816) 467-3506